Exhibit 99.1

News Release

Global Green Solutions Expands Ecotechnology Business to South Africa

Vancouver, BC – March 23, 2007 – Global Green Solutions Inc. (OTCBB:GGRN), a U.S. public ecotechnology company, and C&C Green Technologies PTY LTD., a South African private company, have signed an agreement to form a majority joint venture business in South Africa.

The new company, Global Green Solutions PTY LTD., will manufacture, market and sell Global Green Solutions’ renewable alternative energy products, as well as providing technical support for projects in South Africa and sub-Sahara countries.

“Teaming with C&C Green Technologies presents new opportunities to expand our ecotechnology business internationally,” said Doug Frater, president and CEO of Global Green Solutions. “Our renewable energy solutions are an excellent fit for a country on the verge of implementing widespread use of alternative energy.”

“Vertigro, Global Green Solutions’ algae-to-biofuel feedstock technology, is an excellent energy source for an arid country as it requires minimal water and no agricultural acreage, thus leaving desirable farmland for food crops,” said Frater. “Its high production capabilities could meet much of their diesel fuel demands. South Africa also has a strong commitment, at both government and business levels, to reduce greenhouse gases, the primary cause of global warming. Vertigro’s algae absorb large amounts of carbon dioxide, a greenhouse gas, from the atmosphere and industrial pollutants.”

Global Green Solutions’ Global Greensteam, which converts biomass (wood and crop waste) to low-cost steam, will also be greatly beneficial to South Africa. “Global Greensteam economically generates steam from biomass, which is abundant in the country. We will build biomass combustion units at customer sites throughout South Africa where the steam can be utilized to generate electrical power or provide industrial steam,” Frater said.

South Africa is aggressively tackling the country’ energy issues and has set a target for 10,000GWh (gigawatt hours) of energy to be produced from renewable energy sources by 2013. A key objective of the South African government to be environmentally responsible and renewable energy is a major component of this goal. Additionally, South Africa is a Kyoto non-Annex 1 country and the carbon dioxide emissions reduction programs can generate carbon credits if implemented under the United Nations Clean Development Mechanism. These carbon credits can be traded to Kyoto Annex 1 countries to offset their emission reduction targets.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and the reduction of greenhouse gas emissions. Global Green Solutions Inc. is a US public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, London, Brussels, Caracas and Johannesburg.

Investor Relations	Investor Relations	Media Relations
Bob Faris or Steve McGuire	Marty Tullio	Nancy Tamosaitis
866.408.0153 or 800.877.1626	McCloud Communications, LLC	Vorticom Public Relations
www.globalgreensolutionsinc.com	949.553.9748	212.532.2208
	marty@mccloudcommunications.com	nancyt@vorticom.com

Safe Harbor for Forward Looking Statements: Except for historical information contained herein, the contents of this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the company’s operations, markets, products and prices as well as other factors addressed in the company’s filings with the Securities and Exchange Commission.